As filed pursuant to Rule 424(b)(3)
Registration No. 333-171014

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2010

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 7, 2010)

$

% Senior Notes due 2020

Albemarle Corporation is offering $             million aggregate principal amount of     % Senior Notes due 2020. Interest on the notes will be paid semi-annually on              and              of each year, beginning on             , 2011. The notes will mature on             , 2020.

We can redeem the notes at any time, in whole or in part, at the redemption price set forth in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption.” If we experience a Change of Control Triggering Event (as defined), we may be required to offer to purchase the notes from holders.

The notes are not subject to any mandatory sinking fund.

The notes will be our senior unsecured obligations and will rank equally with any of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and to any existing and future liabilities of our subsidiaries and joint ventures.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-21.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page  S-13 of this prospectus supplement and similar sections in our filings with the Securities and Exchange Commission incorporated by reference herein to read about the risks you should consider before buying any notes.

Per Note	Total
Public Offering Price(1)%	$
Underwriting Discount %	$
Proceeds, Before Expenses, to Albemarle(1)%	$

(1)	Plus accrued interest, if any, from December , 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about December     , 2010 in book-entry form only through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	UBS Investment Bank

The date of this prospectus supplement is December     , 2010.

See “Risk Factors” beginning on page S-13 of this prospectus supplement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 for a description of certain factors relating to an investment in the notes, including information about our business. None of us, the underwriters or any of our or their representatives are making any representation to you regarding the legality of an investment by you under applicable legal investment or similar laws.

We and the underwriters are not making an offer to sell the notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

Unless the context otherwise indicates (which is the case specifically in “—Description of the Notes”), the terms “Albemarle,” “we,” “us,” “our” or the “Company” mean Albemarle Corporation and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Albemarle Corporation. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus include market share and industry data and forecasts that we obtained from internal company surveys, market research, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Except where otherwise noted, statements as to our position relative to our competitors or as to market position or share refer to the most recently available data.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus, including the documents incorporated by reference, and any free writing prospectus with respect to this offering filed by us with the Securities Exchange Commission, or the SEC, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance, therefore, that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation:

•	deterioration in economic and business conditions;

•	future financial and operating performance of our major customers and industries served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	changes in the cost of raw materials and energy, and our inability to pass through such increases;

•	performance of acquired companies;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and increased government regulation of our operations or our products;

•	the occurrence of claims or litigation;

•	the occurrence of natural disasters;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political unrest or instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•

changes in interest rates, to the extent such rates (1) affect our ability to raise capital or increase our cost of funds, (2) have an impact on the overall performance of our pension fund investments and (3) increase our pension expense and funding obligations;

•	volatility and substantial uncertainties in the debt and equity markets; and

•	the other factors detailed from time to time in the reports we file with the SEC.

We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

PROSPECTUS SUPPLEMENT SUMMARY

The following section summarizes more detailed information presented later in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. You should read this entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors,” before making an investment decision.

Albemarle Corporation

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection and food-safety and custom chemistry services. We are committed to global sustainability and are advancing responsible eco-practices and solutions in our three business segments. We believe that our commercial and geographic diversity, technical expertise, flexible, low-cost global manufacturing base, and experienced management team enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

We and our joint ventures currently operate 45 facilities, encompassing production, research and development facilities, and administrative and sales offices in North and South America, Europe, the Middle East and Asia. We serve approximately 3,000 customers in over 100 countries. In 2009, we generated net sales of $2,005.4 million, operating profit of $186.3 million and net income attributable to Albemarle Corporation of $178.4 million. In the nine months ended September 30, 2010, we generated net sales of $1,757.8 million, operating profit of $303.5 million and net income attributable to Albemarle Corporation of $238.7 million.

The Company was incorporated in Virginia in 1993. Our principal executive offices are located at 451 Florida Street, Baton Rouge, Louisiana 70801 and our telephone number is (225) 388-8011. We maintain a website at http://www.albemarle.com. Information on our website is not incorporated by reference herein.

Business Segments

Our operations are managed and reported as three operating segments: Polymer Solutions, Catalysts and Fine Chemistry.

Polymer Solutions

Our Polymer Solutions business consists of the following two product categories:

Flame Retardants. Our flame retardant technology enables the use of plastics in high performance applications by enhancing the fire safety properties of these materials. We compete in all of the markets for the major flame retardant chemistries: brominated, mineral and phosphorus. Our strategy is to have a broad range of chemistries applicable to each major flame retardant application.

Stabilizers and Curatives. We produce plastic and other additives, such as curatives, antioxidants and stabilizers, which are often specially developed and formulated for a customer’s specific manufacturing requirements. This business also produces antioxidants and stabilizers to improve the performance integrity of thermoplastic resins. We are well-positioned for global growth, notably with our leading antioxidant supplier position in the rapidly growing Chinese market.

Catalysts

Our Catalysts business consists of the following two product categories:

Refinery Catalysts. Our two main refinery catalysts product lines are hydroprocessing, or HPC, catalysts and fluidized catalytic cracking, or FCC, catalysts and additives. In renewable, non-crude based fuels, we have also launched new catalysts for customers, along with ongoing research and development initiatives with additional potential customers.

HPC catalysts are primarily used to reduce the quantity of sulfur and other impurities in petroleum products as well as to convert heavy feedstock into lighter, more valuable products. FCC catalysts assist in the cracking of petroleum streams into derivative, higher-value products such as fuels and petrochemical feedstock. We offer more than 90 different HPC catalysts products and more than 70 different FCC catalysts and additives products to our customers.

Polyolefin Catalysts. We manufacture aluminum- and magnesium-alkyls, which are used as co-catalysts in the production of polyolefins, elastomers, alpha olefins such as hexene, octene and decene, and organotin heat stabilizers and in the preparation of organic intermediates. We also produce metallocene/single-site catalysts, which aid in the development and production of new polymers that increase impact strength, clarity and melt characteristics of plastic films. We are continuing to build on our organometallics base and to expand the portfolio of products and capabilities we offer our customers.

Fine Chemistry

Our Fine Chemistry segment consists of two categories: performance chemicals and fine chemistry services and intermediates:

Performance Chemicals. Performance chemicals include products such as elemental bromine, alkyl bromides, inorganic bromides, brominated powdered activated carbon and a number of bromine fine chemicals. Our products are used in chemical synthesis, oil and gas well drilling and completion fluids, mercury control, paper manufacturing, water purification, beef and poultry processing and various other industrial applications. We sell these products to customers throughout the world for use in personal care products, automotive insulation, foundry bricks and other industrial products.

Fine Chemistry Services and Intermediates. In addition to supplying the specific fine chemical products and performance chemicals for the pharmaceutical and agricultural uses described below, our fine chemistry services business offers custom manufacturing, research and chemical scale-up services for companies. We believe that these services position us to support customers in developing their new products, such as new drugs.

Our most significant pharmaceutical bulk active is ibuprofen, a competitive painkiller that is widely used to provide temporary pain relief and fever reduction. We are one of the largest global producers of ibuprofen. We also produce a range of intermediates used in the manufacture of a variety of over-the-counter and prescription drugs.

Our agrichemicals are sold to agrichemical manufacturers and distributors that produce and distribute finished agricultural herbicides, insecticides, fungicides and soil fumigants. Our products include orthoalkylated anilines used in the acetanilide family of pre-emergent herbicides used with corn, soybeans and other crops and methyl bromide, which is used as a soil fumigant. We also manufacture and supply a variety of custom chemical intermediates for the agricultural industry.

In recent years, the market for methyl bromide has changed significantly, driven by the Montreal Protocol of 1990 and related regulation prompted by findings regarding the chemical’s potential to deplete the ozone layer. We will continue to sell methyl bromide in our current markets throughout 2010, as current regulations allow, with similar critical-use allowances compared to 2009.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Leading Market Positions in Major Product Categories. We believe that we have leading global market positions in our major product categories, including bromine and bromine-based products, flame retardants and refinery catalysts. We have achieved these positions as a result of the performance characteristics of our products, long-standing customer relationships and our ability to develop and effectively market new generations of value-added products.

Commercial and Geographic Diversity. We, along with our joint ventures, sell our products to over 3,000 customers across a diverse range of end-use markets in approximately 100 countries worldwide. Our broad product range allows us to serve customers in a wide variety of industries, including petroleum refining, consumer electronics, building and construction materials, automotive parts, pharmachemicals and agrichemicals. We believe that the diversity of our operations fosters stability in our operating performance through reduced reliance on any one customer, industry, product or geographic area.

Technological Expertise. We are a technological innovator within the markets we serve and are committed to maintaining a leadership position with respect to technological innovation, expertise and service.

As of September 30, 2010, we owned approximately 1,575 active U.S. and foreign patents and had approximately 1,530 pending U.S. and foreign patent applications. Approximately 30% of our 2009 revenue came from new products developed within the past five years. Examples of our innovative products and services include:

•	reactive brominated flame retardants that, when incorporated into commonly used resin systems, help electronic devices meet fire-safety requirements;

•	advanced mineral-based flame retardants for extreme temperature applications, such as automotive wire and cable and conveyor belts used in the mining industry;

•	highly active HPC catalysts that help petroleum refiners meet more stringent fuel quality requirements without significant capital expenditures or reductions in refining capacity;

•	in conjunction with a pharmaceutical company, a novel polymeric drug release coating for use in a recently approved medical device; and

•	brominated powdered activated carbon technology with demonstrated full-scale utility sorbent injection mercury control.

Strong Underlying Industry Fundamentals. We believe we are well positioned to capitalize on favorable trends within the areas of the specialty chemicals industry in which we operate. We expect our Polymer Solutions segment to benefit from the increasing demand for electrical and electronic equipment, new construction and increasingly more stringent fire-safety regulations. We expect demand for our refinery catalysts to grow as a result of the increasing global demand for petroleum products, the generally deteriorating quality of crude oil feedstocks and the implementation of more stringent fuel quality requirements in many countries around the world as a part of anti-pollution initiatives. We expect our Fine Chemistry segment to continue to benefit from the rapid pace of innovation, new uses of bromine, the introduction of new crop protection products and a movement by pharmaceutical companies to outsource certain research, product development and manufacturing functions.

Flexible, Low-Cost Global Manufacturing Base. We believe our manufacturing base affords us a competitive advantage by virtue of its breadth, cost position and flexibility. We and our joint ventures operate 26 manufacturing plants, with major facilities in North and South America, Europe and Asia. This global footprint allows us to provide timely service to our customers and supply our products to rapidly growing regions such as Asia and the Middle East. We are vertically integrated in bromine and we believe that we are one of the lowest-cost producers of the bromine used in our brominated flame retardants and bromine derivative products. In addition, our pilot facilities provide us with the flexibility to commercialize newly developed products rapidly and cost efficiently. The ability to move quickly from product innovation to large-scale, commercial production contributes to our ability to capitalize on our product development efforts. For example, our Orangeburg, South Carolina facility currently is scaling up to produce commercial quantities of a new antioxidant for fuels after initial market-trial quantities were successfully produced at our Tyrone, Pennsylvania facility. Our high-throughput synthesis and testing equipment at our Amsterdam facility have enabled rapid development and commercialization of new catalysts products.

Strong Cash Flows. We have generated strong cash flows from operations even through adverse business cycles and periods of challenging chemical sector fundamentals. We generated net cash provided from operations of $358.5 million, $327.2 million, $246.4 million and $275.7 million in 2009, 2008, 2007 and the nine months ended September 30, 2010, respectively. Our ability to generate strong cash flows is principally attributable to the diversity of our product lines, our strong margins and the effective management of working capital. We believe that our strong cash flow will help us to reduce our indebtedness and implement our growth strategies discussed below.

Experienced Management Team. We have a highly experienced management team throughout our organization. Our senior management team has significant experience in the chemicals business and a proven track record of developing and marketing new chemical products. Members of this team also have significant experience in executing and integrating acquisitions.

Growth Strategy

Our key objectives are to increase our revenues and our profitability and to broaden our product offerings. Our strategies to achieve these objectives include:

Develop New Value-Added Products and New Applications for Existing Products. We believe that significant opportunities exist for us to generate additional high margin business through the introduction of new value-added products and processes and new applications for existing products.

Expand Our Global Reach. We intend to grow domestically and internationally by expanding our product sales to new and existing multinational customers, particularly as they target high-growth regions and markets. We believe that our relationships with large multinational customers will provide access to new geographic and end-use product markets. We intend to add personnel focused on sales, marketing and research and development in selected regions and to expand our infrastructure to respond to the needs of our customers. We recently announced the completion of research and development laboratory facilities and the commencement of construction of a manufacturing facility in Yeosu, South Korea, for the production of finished catalysts, activators like methylaluminoxane and metallocene components as well as high purity metal organics for the high brightness LED market. As the world’s demand for alternative transportation fuels increases, we are investing in the development of catalysts for new fuels. Our successful partnership with Neste positioned Albemarle as the largest catalyst supplier for the world’s first commercially operated NExBTL units. We are working on multiple additional partnerships with well funded start-ups as well as major oil companies. We also plan on making selective acquisitions and participating in joint ventures consistent with our global growth strategy.

Continued Operational Improvement. We continually seek and implement cost-saving initiatives focused on achieving operational efficiencies by investing in flexible manufacturing equipment and processes and optimizing existing manufacturing assets and processes, reducing fixed and variable costs through the rationalization of manufacturing capacity and associated reduction in workforce, improving our raw material supply chain and establishing a shared service center for certain transactional processes.

Cultivate Strategic Collaborations and Alliances. We believe that strategic collaborations and alliances, including joint ventures, afford us the opportunity to develop and expand our business with less capital investment and lower risk. We currently have joint ventures in Austria, Brazil, France, Japan, Jordan, Saudi Arabia, the People’s Republic of China and the United States. By entering into collaborations and alliances, we can leverage the technology and research and development skills of our partners, extend our business reach, gain greater access to important raw materials and benefit from our partners’ knowledge of the local business environment.

Pursue Disciplined Acquisition Strategy. We intend to continue to explore possible acquisitions in areas that allow us to build upon our product and technology portfolio, expand our customer base, and leverage our sales and distribution infrastructure and existing customer relationships. We intend to target acquisitions that are expected to contribute to sustainable cash flow and that are consistent with maintaining our investment grade credit rating.

THE OFFERING

Issuer	Albemarle Corporation

Securities Offered	$ aggregate principal amount of % Senior Notes due 2020.

Maturity	The notes will mature on , 2020.

Interest	The notes will bear interest at a rate of % per year from , 2010, payable semi-annually in arrears on and each year, commencing on , 2011.

Ranking	The notes will be our senior unsecured obligations and will rank equally with any of our existing and future other senior unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and to any existing and future liabilities of our subsidiaries and joint ventures.

As of September 30, 2010, after giving pro forma effect to the completion of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” we would have had approximately $ million of indebtedness outstanding, all of which would rank equally with the notes. As of September 30, 2010, we had approximately $11.2 million of secured indebtedness. As of September 30, 2010, our subsidiaries and joint ventures had total liabilities of $526.5 million.

Certain Covenants	We and our subsidiaries will be limited in our and their ability to do the following:

•	incur secured indebtedness;

•	enter into certain sale and leaseback transactions; and

•	enter into certain mergers, consolidations and sales of substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” “Description of Debt Securities—Restrictive Covenants—Limitation on Liens and Other Encumbrances” and “Description of Debt Securities—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions” in the accompanying prospectus.

Optional Redemption	The notes will be redeemable prior to maturity, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points.

We will also pay the accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on or after three months prior to maturity, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Repurchase at the Option of Holders Upon Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement) with respect to the notes, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount of the notes repurchased plus accrued and unpaid interest, if any, as described more fully under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Sinking Fund	None.

Use of Proceeds	We expect to use the net proceeds from this offering for funding pension obligations and repayment of outstanding indebtedness. To the extent there are remaining proceeds, we may use such proceeds for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, additional repayment of outstanding indebtedness or acquisitions.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our credit facilities. Because more than 5% of the net proceeds of the notes may be paid to those affiliates, this offering will be conducted in compliance with the applicable requirements of FINRA Rule 5110 and Rule 2720 of the National Association of Securities Dealers Conduct Rules (which are part of the FINRA Rules). See “Underwriting—Conflicts of Interest.”

Taxation	For a summary of the U.S. federal income tax considerations relating to an investment in the notes, see “Certain Material United States Federal Income Tax Consequences.”

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”).

Further Issues	We may, without the consent of holders, issue additional series of notes on substantially identical terms to the notes offered by this prospectus supplement. Please see “Description of Debt Securities—General” in the accompanying prospectus for a further description.

Risk Factors	You should consider carefully all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement, as well as the risk factors discussed under the heading “Forward-Looking Statements” beginning on page S-2 of this prospectus supplement before deciding whether to invest in the notes.

Summary Historical Consolidated Financial Information

The following table sets forth summary historical consolidated financial information of Albemarle as of and for the years ended December 31, 2009, 2008 and 2007, which have been derived from our audited consolidated financial statements incorporated by reference in the accompanying prospectus, and as of and for the nine months ended September 30, 2010 and 2009, which have been derived from our unaudited consolidated financial statements incorporated by reference in the accompanying prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of full year results.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and the related notes contained in the documents incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference in the accompanying prospectus.”

(In Thousands)	Nine Months Ended September 30		Year Ended December 31
	2010	2009	2009	2008	2007
Results of Operations
Net sales	$1,757,789	$1,447,166	$2,005,394	$2,467,115	$2,336,187
Costs and expenses	1,454,327	1,324,323	1,819,114	2,246,198	2,026,300

Operating profit	303,462	122,843	186,280	220,917	309,887
Interest and financing expenses	(18,059)	(18,561)	(24,584)	(38,175)	(38,332)
Other income (expenses), net	1,584	488	(1,423)	601	6,264

Income before income taxes and equity in net income of unconsolidated investments	286,987	104,770	160,273	183,343	277,819
Income tax expense (benefit)	68,917	(1,675)	(7,028)	(6,539)	55,078

Income before equity in net income of unconsolidated investments	218,070	106,445	167,301	189,882	222,741
Equity in net income of unconsolidated investments (net of tax)	29,950	17,962	22,322	23,126	24,581

Net income	248,020	124,407	189,623	213,008	247,322
Net income attributable to noncontrolling interests	(9,272)	(8,384)	(11,255)	(18,806)	(17,632)

Net income attributable to Albemarle Corporation	$238,748	$116,023	$178,368	$194,202	$229,690

Financial Position and Other Data
Total assets	$2,936,660	$2,780,148	$2,771,557	$2,872,717	$2,841,018
Operations:
Working capital	$864,318	$660,881	$678,823	$740,556	$650,521
Current ratio	3.49 to 1	2.93 to 1	2.92 to 1	2.69 to 1	2.57 to 1
Depreciation and amortization	$71,486	$74,539	$100,513	$111,685	$106,855
Capital expenditures	$(50,006)	$(83,610)	$(100,786)	$(99,736)	$(98,740)
Research and development expenses	$(43,722)	$(46,081)	$(60,918)	$(67,292)	$(62,691)
Gross profit as a % of net sales	31.3	23.1	24.1	24.6	26.6
Total long-term debt	$765,734	$820,819	$812,713	$932,264	$723,938
Total equity	$1,438,041	$1,244,272	$1,253,318	$1,116,483	$1,332,666

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below, as well as those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2010, each incorporated by reference in the accompanying prospectus, before making a decision to invest in the notes. Some of these factors relate principally to our business. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations.

If any of the matters described in the risks incorporated by reference and/or the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Relating to Investment in the Notes

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of non-U.S. subsidiaries or joint ventures to remit money to us.

The claims of creditors of our subsidiaries and joint ventures will be effectively senior to claims of holders of the notes.

Our subsidiaries and joint ventures are separate and distinct legal entities. To the extent that we do not control our joint ventures, we may not be able to cause our joint ventures to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions or other payments, even if they are contractually obligated to do so. Our right to receive any assets of any of our subsidiaries or joint ventures upon the insolvency, liquidation or reorganization of any of our subsidiaries or joint ventures, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s or joint venture’s creditors. In addition, even if we are a creditor of any of our subsidiaries or joint ventures, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and joint ventures and any indebtedness of our subsidiaries or joint ventures senior to that held by us. As of September 30, 2010, our proportionate share of the total liabilities of our subsidiaries and joint ventures was approximately $526.5 million (excluding intercompany liabilities).

The notes will be effectively subordinated to all of our secured debt.

The notes will not be secured by any of our property or assets. Thus, by owning a debt security, holders of the notes offered by this prospectus supplement will be our unsecured creditors. As of September 30, 2010, we had approximately $11.2 million of secured indebtedness. The notes will be effectively subordinated to our existing secured indebtedness and any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. The notes will rank equally with all of our other existing and future unsecured and unsubordinated debt.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” (as defined in “Description of the Notes—Offer to Repurchase upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Investors may find it difficult to trade the notes.

The notes are a new issue of securities, and there is currently no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. Any such market making will be subject to the limitations imposed by the Securities Act and the Exchange Act.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities.

It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities.

The instruments governing our indebtedness do not limit our acquisitions and may allow us to incur additional indebtedness, including indebtedness in relation to acquisitions.

We have historically expanded our business primarily through acquisitions. A part of our business strategy is to continue to grow through acquisitions that complement and expand our distribution network. The indenture governing the notes, and the terms of our other indebtedness, do not limit the number or scale of acquisitions that we may complete. Because the consummation of acquisitions and integration of acquired businesses involves significant risk, this means that holders of the notes will be subject to the risks inherent in our acquisitive strategy.

In addition, the indenture governing the notes described in this prospectus supplement does not restrict our ability to incur additional unsecured indebtedness and subject to some limitations, permits us to incur secured indebtedness. The notes will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. Our senior credit facility does limit the amount of consolidated funded debt (as defined in the senior credit facility) that we can incur, insofar as we must comply with financial covenants requiring that consolidated funded debt not exceed 3.50 times consolidated EBITDA (as defined in the senior credit facility).

We may not have sufficient funds to purchase notes upon a Change of Control Triggering Event.

If there is a Change of Control Triggering Event under the terms of the indenture governing the notes, each holder of notes may require us to purchase all or a portion of their notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. In order to purchase any outstanding notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. Even if we were able to refinance our other indebtedness, any financing might be on terms unfavorable to us. In addition, our senior credit facility provides that the occurrence of certain kinds of change of control events will constitute a default under our senior credit facility. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

USE OF PROCEEDS

We anticipate that we will receive approximately $             million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering.

We intend to use approximately $100 million from the net proceeds to fund pension obligations.

We intend to use approximately $             million from the net proceeds to repay indebtedness under our credit agreement, dated as of March 23, 2007, among Albemarle Corporation, Albemarle Global Finance SA, certain of the Company’s subsidiaries, the lenders parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Affiliates of certain underwriters are lenders under our credit facility and will receive a portion of the net proceeds from this offering. See “Underwriting—Conflicts of Interest” in this prospectus supplement. As of September 30, 2010, we had approximately $308 million of borrowings outstanding under this credit facility. These facilities will remain available following this offering and will expire in March of 2012 and 2013. The weighted-average interest rate under these facilities was 0.66% during the three-month period ended September 30, 2010.

Any remaining net proceeds, or net proceeds that we elect not to use as described above will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, additional pay downs of the credit facility, the repurchase of shares of common stock or acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010, and as adjusted to give effect to the sale of the notes in this offering. You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. The as adjusted information may not reflect our actual cash, debt and capitalization in the future.

	As of September 30, 2010 (In thousands)
	Actual	As Adjusted(1)
Cash and cash equivalents	$424,673		$(2)

Senior Unsecured Revolving Credit Facility	308,000		(3)
5.10% Senior notes due 2015	324,855
Senior Notes offered hereby	—

Subtotal senior debt	632,855
Other Debt	132,879

Total Debt	765,734
Total Equity	1,438,041

Total Capitalization	$2,203,775	$

(1)	Assumes net proceeds of approximately $ million after underwriting discounts and transaction related expenses.
(2)	Includes approximately $100.0 million of net proceeds expected to be used to fund pension related obligations.
(3)	Represents pay down of revolving credit facility of approximately $ million.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the years and the periods indicated:

	Year Ended December 31,										Nine Months Ended September 30, 2010
	2005		2006		2007		2008		2009
Ratio of earnings to fixed charges	3.6	x	3.5	x	6.2	x	4.6	x	5.8	x	12.3	x
Pro forma Ratio of earnings to fixed charges

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for net income attributable to non-controlling interests or equity in net income or losses of unconsolidated investments plus fixed charges, amortization of capitalized interest, less capitalized interest and net income attributable to non-controlling interests that have not incurred fixed charges. “Fixed charges” consist of interest expense (before capitalized interest), and a portion of rental expense ( 1/3) that we believe to be representative of interest. During the periods presented in the table above, no shares of preferred stock were outstanding.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Notes due 2015

As of the date of this prospectus supplement we have outstanding $325.0 million of 5.10% senior notes due in 2015. The senior notes are senior unsecured obligations and rank equally with all of our existing and future other senior unsecured indebtedness. The senior notes are effectively subordinated to any of our existing and future secured indebtedness and to the existing and future indebtedness of our subsidiaries. We may redeem the senior notes before their maturity, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the senior notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture governing the senior notes) plus 15 basis points, plus, in each case, accrued interest thereon to the date of redemption.

The principal amount of the senior notes becomes immediately due and payable upon the occurrence of certain bankruptcy or insolvency events involving us or certain of our subsidiaries and may be declared immediately due and payable by the trustee or the holders of not less than 25% of the senior notes upon the occurrence of an event of default. Events of default include, among other things: failure to pay principal or interest at required times; failure to perform or remedy a breach of covenants within prescribed periods; an event of default on any of our other indebtedness or certain indebtedness of our subsidiaries of $40.0 million or more that is caused by a failure to make a payment when due or that results in the acceleration of that indebtedness before its maturity; and certain bankruptcy or insolvency events involving us or certain of our subsidiaries. We believe that as of September 30, 2010, we were, and currently are, in compliance with all of the covenants of the indenture governing the senior notes.

Senior Unsecured Revolving Credit Facility

For additional funding and liquidity purposes, we currently maintain a $675.0 million five-year unsecured revolving senior credit facility, which we refer to as the March 2007 credit agreement. The March 2007 credit agreement provides for an additional $200.0 million in credit, if needed, upon additional loan commitments by our existing and/or additional lenders. Currently, $85 million and $590 million in commitments under the credit agreement have a maturity date of March 2012 and March 2013, respectively. Borrowings under this credit agreement bear interest at variable rates, with total spreads and fees ranging from 0.32% to 0.675% over the London inter-bank offered rate, or LIBOR, applicable to the currency of denomination of the borrowing and are based upon our credit rating from one of the major credit rating agencies. We had aggregate borrowings outstanding under the March 2007 credit agreement of $308.0 million at September 30, 2010. Borrowings under the March 2007 credit agreement bear interest at variable rates, with a weighted average interest rate of 0.66% during the three-month period ended September 30, 2010.

Borrowings under our March 2007 credit agreement are conditioned upon compliance with the following covenants: (a) consolidated funded debt, as defined in the March 2007 credit agreement, must be less than or equal to 3.50 times consolidated EBITDA, as defined in the March 2007 credit agreement, as of the end of any fiscal quarter; (b) consolidated tangible domestic assets, as defined in the March 2007 credit agreement, must be greater than or equal to $750.0 million for us to make investments in entities and enterprises that are organized outside the U.S.; and (c) with the exception of liens specified in our March 2007 credit agreement, liens may not attach to assets when the aggregate amount of all indebtedness secured by such liens plus unsecured indebtedness, other than indebtedness incurred by our subsidiaries under the March 2007 credit agreement, would exceed 20% of consolidated net worth as defined in the March 2007 credit agreement. We believe that as of September 30, 2010, we were, and currently are, in compliance with all of the debt covenants under the March 2007 credit agreement. The non-current portion of our long-term debt amounted to $755.6 million at

September 30, 2010, compared to $776.4 million at December 31, 2009. In addition, at September 30, 2010, we had the ability to borrow $367.0 million under our March 2007 credit agreement and $151.0 million under other existing lines of credit, subject to various financial covenants under our March 2007 credit agreement. We have the ability to refinance our borrowings under credit lines with borrowings under the March 2007 credit agreement, as applicable. Therefore, these amounts are classified as long-term debt.

Other Indebtedness

We have additional agreements with domestic financial institutions that provide immediate borrowings under uncommitted credit lines up to a maximum of $60.0 million. There were no outstanding borrowings under these agreements at September 30, 2010 and $11.0 million at September 30, 2009.

We have an agreement with a foreign bank that provides immediate U.S Dollar or Euro denominated borrowings under uncommitted credit lines up to a maximum of $63.1 million or the Euro equivalent. At September 30, 2010 , there were outstanding borrowings of $49.6 million in under this agreement.

One of our foreign subsidiaries has existing agreements with several foreign banks, which provide immediate borrowings under uncommitted credit lines up to a maximum of 4.5 billion Japanese Yen (approximately $53.6 million at September 30, 2010 , based on applicable exchange rates.) At September 30, 2010 , there were outstanding borrowings under this agreement of $8.1 million. The average interest rate on borrowings under this agreement was 1.21% at September 30, 2010.

Certain of our remaining foreign subsidiaries have additional agreements with foreign institutions that provide immediate uncommitted credit lines, on a short term basis, up to an aggregate maximum of approximately $112.8 million, of which $43.2 million supports foreign subsidiaries based in China. We have guaranteed these agreements. At September 30, 2010, there were $33.2 million in borrowings under these agreements. The weighted average interest rate on borrowings under these agreements was 4.93% at September 30, 2010.

We have the ability to refinance our borrowings under credit lines with borrowings under the March 2007 credit agreement, as applicable. Therefore, these amounts are classified as long-term debt at September 30, 2009 and 2010. At September 30, 2010, we had the ability to borrow an additional $367.0 million under our March 2007 credit agreement.

Our consolidated joint venture, Jordan Bromine Company Limited, or JBC, has foreign currency denominated debt, which amounted to $34.1 million and $42.5 million at September 30, 2010 and 2009, respectively, and principally includes (i) foreign plant-related construction borrowings amounting to $26.3 million and $30.9 million at September 30, 2010 and 2009, respectively, which bore interest at rates ranging from 4.28% to 7.12% at September 30, 2010, with principal and interest payable in 10 semiannual installments through April 2015 and (ii) a capitalized lease obligation related to certain plant equipment amounting to $7.8 million and $11.6 million at September 30, 2010 and 2009, respectively, with semiannual payments of 1.5 million Jordanian Dinars ($2.2 million at September 30, 2010 based on applicable exchange rates), including interest calculated at 5.50%, through July 2012. At September 30, 2010 and 2009, the JBC debt also included a $6.0 million unsecured non-interest bearing loan from its other shareholder.

As of September 30, 2010, we had approximately $11.2 million of secured indebtedness comprised of the $7.8 million lease at JBC noted above and $3.4 million in secured debt at a Chinese subsidiary.

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings ascribed to those terms in the accompanying prospectus. When we refer to “Albemarle,” “the company,” “we,” “our,” or “us” in this section, we refer only to Albemarle Corporation and not its subsidiaries.

General

The notes will be issued under the indenture dated as of January 20, 2005, between us and The Bank of New York Mellon Trust Company, N.A. Corporation (successor to The Bank of New York), as trustee. The notes will be direct unsecured obligations of the company initially issued in an aggregate principal amount of $     million and will mature on     , 2020.

The notes will bear interest at the rate of     % per year from December     , 2010, or from the most recent date to which interest has been paid or provided for, payable semi-annually on      and     , commencing     , 2011 to the persons in whose names the notes are registered at the close of business on the next preceding      or     , respectively.

The indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness. As of September 30, 2010, after giving effect to the completion of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” we would have had approximately $             million of indebtedness outstanding, including guarantees of approximately $108.6 million of indebtedness incurred by our subsidiaries and $23.7 million of indebtedness incurred and guaranteed by certain of our joint ventures, all of which would rank equally with the notes. As of September 30, 2010, we had approximately $11.2 million of secured indebtedness; however, the indenture permits us to incur additional secured indebtedness, subject to certain limitations. The notes are effectively subordinated to our existing secured indebtedness and any additional secured indebtedness that we may incur to the extent of the value of the assets securing such indebtedness. The notes also will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2010, our proportionate share of the total liabilities of our subsidiaries and joint ventures was approximately $526.5 million of liabilities (excluding intercompany liabilities).

We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes under the indenture, equal in rank to the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes, or except under certain circumstances for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption and otherwise as the notes issued under this prospectus supplement.

The notes will be issued only in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Ranking

The notes will be our senior unsecured indebtedness and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Payments on the Notes

Payments of the principal and premium, if any, in respect of notes that are not global securities will be made upon the surrender of the notes at the office or agency of the company maintained for that purpose in the City of New York designated from time to time by the trustee and payments of interest will be made by check mailed to holders at their addresses set forth in the security register; provided, however, that payments of interest will be made by wire transfer if a holder of at least $1.0 million in principal amount of notes has given wire transfer instructions to the trustee at least five business days prior to the applicable interest payment date. All payments of notes that are represented by global securities will be made by the transfer of immediately available funds to the nominee of the depositary for the notes.

Optional Redemption

We may redeem the notes in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points.

At any time on or after three months prior to the maturity date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Albemarle.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States and such dealer’s affiliates.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors and (2) two other Primary Treasury Dealers appointed by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. If less than all of the notes are to be redeemed at any time, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. The notice of redemption for the notes will state, among other things, the amount of the notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due and owing on the relevant interest payment date.

Unless we have exercised our right to redeem the notes, within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes to their addresses as set forth in the register, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

We must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the issuance of the notes; or

(2) was nominated for election or elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed) either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination or otherwise.

Holders would not be entitled to require us to purchase the notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our board of directors initially opposed the directors. This may result in a change in the composition of our board of directors that, but for such subsequent approval, would have otherwise constituted a Change of Control requiring a repurchase offer under the terms of the indenture upon the occurrence of a Change in Control Triggering Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided that we shall give notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

Events of Default

You will have special rights if an event of default occurs with respect to the notes and such event of default is not cured, as described under “Description of Debt Securities––Default and Related Matters” in the accompanying prospectus.

Defeasance

The notes will be subject to the defeasance provisions described under the caption “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Security Register

The security register for the notes will be maintained at an office or agency of the trustee in The City of New York.

Book-Entry System

The notes initially will be represented by one or more registered global securities (the “Registered Global Security”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (“DTC”)), or such other name as may be requested by an authorized representative of DTC. The provisions set forth under “Description of Debt Securities—Legal Ownership” in the accompanying prospectus will be applicable to the notes. Accordingly, beneficial interests in the notes will be shown on, and transfers of the notes will be effected only through, records maintained by DTC and its participants. Except as described under “Description of Debt Securities—Legal Ownership” in the accompanying prospectus, owners of beneficial interests in the Registered Global Security representing the notes will not be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC.

Purchases of notes under DTC’s system must be made by or through participants (for example, your broker), which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of notes represented by the Registered Global Security (“Beneficial Owner”) is in turn to be recorded on the participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in the Registered Global Security representing notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive notes in definitive form, except in the event that use of the book-entry system for such notes is discontinued or upon the occurrence of certain other events described in the accompanying prospectus and in this prospectus supplement.

To facilitate subsequent transfers, the Registered Global Security representing notes that are deposited by direct participants is registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Registered Global Security with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Registered Global Security representing the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants and to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other Depository nominee) will consent or vote with respect to the Registered Global Security representing the notes. Under its usual procedures, DTC mails an omnibus proxy to Albemarle as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Proceeds, distributions or other payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, the trustee or Albemarle, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither Albemarle nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the participants or for maintaining or reviewing any records of DTC or the participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Albemarle or the trustee. Under such circumstances, and in the event that a successor securities depository is not obtained, notes in definitive form are required to be printed and delivered to each holder.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, notes in definitive form will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences and, to the limited extent discussed below with respect to Non-U.S. Holders, certain estate tax consequences of the purchase, beneficial ownership and disposition of the notes. To ensure compliance with Treasury Department Circular No. 230, you are hereby notified that any discussion of tax matters set forth in this prospectus supplement was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any prospective holder, for the purpose of avoiding tax-related penalties under federal tax law.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that both (i) purchase the notes at initial issuance for the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and (ii) own the notes as “capital assets” within the meaning of the Code and not as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment.

This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), securities dealers, expatriates or United States persons whose functional currency for tax purposes is not the U.S. dollar). We have not and do not intend to seek a ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisers with respect to the tax treatment of holding notes through the partnership.

In certain circumstances, the notes provide for the payment of amounts in excess of stated interest or principal. Under applicable Treasury regulations, the possibility of such excess amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a “remote” chance that these contingencies will occur or if such contingencies are considered to be “incidental.” Although the matter is not free from doubt, we intend to take the position that these contingencies are remote and/or incidental and, therefore, should not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless it explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS were to successfully challenge this determination, it could adversely affect the amount, timing and character of the income that a holder must recognize (including, for example, by treating gain recognized by holders upon a disposition of a note as ordinary income). The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income, estate and gift tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

Federal income tax consequences to U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a U.S. Holder. For purposes of this discussion, a U.S. Holder means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 “days” during a three-year period ending in the current calendar year (counting as “days” for this purpose all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Treatment of interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder’s method of tax accounting.

Treatment of dispositions of notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income)

and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or redemption of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or redemption the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to a preferential U.S. federal rate. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Federal tax consequences to Non-U.S. Holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this discussion (except as specifically defined for estate tax purposes), a Non-U.S. Holder is a beneficial owner of notes that is an individual, corporation, estate or trust that is not a U.S. Holder.

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement, redemption or other disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States and (ii) in the case of an applicable income tax treaty, attributable to a permanent establishment in the United States.

Treatment of interest

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not effectively connected with a U.S. trade or business.

•

The Non-U.S. Holder provides to us or our paying agent an appropriate statement on a properly executed IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy, and (iii) certain other requirements are met.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of all classes of our stock.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax and the Non-U.S. Holder claiming the benefit of that treaty provides to us or our paying agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or substitute form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above (unless an applicable income tax treaty provides otherwise). Additionally, in such event, a Non-U.S. Holder that is a corporation could be subject to a 30% (or lower applicable treaty rate) branch profits tax on such holder’s effectively connected earnings and profits attributable to such income (with certain adjustments). Special procedures contained in Treasury regulations may apply to partnerships, disregarded entities, trusts and intermediaries. We urge Non-U.S. Holders to consult their own tax advisers for information on the impact of these withholding regulations.

Treatment of dispositions of notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement, redemption or other disposition of a note unless:

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other disposition and certain other conditions are met, in which case such holder will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses, or

•

the gain is effectively connected with a U.S. trade or business, in which case such holder generally will be subject to U.S. federal income tax in the same manner as U.S. Holders, as described above. Additionally, in such event, a Non-U.S. Holder that is a corporation could be subject to a 30% (or lower applicable treaty rate) branch profits tax on such holder’s effectively connected earnings and profits attributable to such gain (with certain adjustments).

Treatment of notes for U.S. federal estate tax purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder (as specifically defined for estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided generally that the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. information reporting requirements and backup withholding

When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

Certain non-corporate U.S. Holders may be subject to backup withholding at a rate equal to the fourth lowest rate of income tax applicable to unmarried individuals on payments made (other than a surviving spouse or a head of a household) on or with respect to the notes. In general, backup withholding will apply to a U.S. Holder if the U.S. Holder:

•	fails to furnish its Taxpayer Identification Number, or TIN, which for an individual would generally be his or her Social Security Number;

•	furnishes an incorrect TIN;

•	fails to properly certify his or her TIN;

•	is notified by the IRS that it is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

•

under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

A U.S. Holder will generally be eligible for an exemption from backup withholding if it provides a properly completed IRS Form W-9 (or substitute form) to us or our paying agent.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or substitute form), signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to U.S. backup withholding, provided that neither we nor our paying agent has any actual knowledge that the holder is a United States person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to information reporting and backup withholding at the rate described above. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption and (ii) the broker does not have actual knowledge to the contrary.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of an income tax treaty or agreement.

The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income, estate and gift tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
UBS Securities LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note		%

Total	$

We estimate our out-of-pocket expenses associated with this offering, other than the underwriting discount, will be approximately $730,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/717I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of the underwriters in this offering are lenders under our revolving credit facilities and will receive a portion of the net proceeds from this offering. As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to, among other things, repay borrowings under our revolving credit facility and, therefore, any affiliates of the underwriters that are lenders under our revolving credit facility will receive a portion of the net proceeds from this offering. Those underwriters whose affiliates will receive at least 5% of the total net proceeds (not including underwriting compensation) from this offering are considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. Consequently, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC each have a conflict of interest within the meaning of Conduct Rule 2720 of FINRA. As a result, the offering is being conducted in accordance with the applicable provisions and exemptions of Rule 2720 and Rule 5110 of FINRA regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, Stamford, Connecticut. Certain legal matters with respect to the notes will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

Debt Securities

We may offer and sell unsecured debt securities consisting of notes, debentures or other evidences of indebtedness from time to time in one or more offerings, in amounts, at prices and on other terms to be determined at the time of offering.

We will provide you with more specific terms of the securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.

This prospectus may not be used to offer or sell any debt securities unless accompanied by a prospectus supplement.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution” on page 25. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in these securities involves risks. See the section entitled “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2009 and page 33 of our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2010, and similar sections in subsequent reports filed publicly, each of which is incorporated by reference into this prospectus and, if applicable, any risk factors described in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell the securities described in this prospectus and the applicable prospectus supplements in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We filed a registration statement containing this prospectus with the SEC. The registration statement includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the documents incorporated by reference. Neither we, nor any underwriters or agents (if applicable), have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not offering the securities in any jurisdiction where such offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless the context otherwise indicates (which is the case specifically in “–Description of Debt Securities”), the terms “Albemarle,” “we,” “us,” “our” or the “Company” mean Albemarle Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports, proxy statements and other information relating to us can also be read and copied at the New York Stock Exchange, or NYSE, located at 11 Wall St, New York, New York 10005, (212) 656-3000. Our common stock is listed on the NYSE under the symbol “ALB.”

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments thereto, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.albemarle.com. The information on our web site is not, and shall not be deemed to be, part of this prospectus, any prospectus supplement or the registration statement, and our web address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC pursuant to the Exchange Act and hereby incorporate them by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010 (the “2009 Form 10-K”).

(b)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 7, 2010.

(c)	Our Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the SEC on August 6, 2010.

(d)	Our Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed with the SEC on October 29, 2010.

(e)	Our Current Reports on Form 8-K, filed with the SEC on March 18, 2010, April 23, 2010, August 12, 2010 and December 6, 2010.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Investor Relations

(225) 388-8011

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus, including the documents incorporated by reference and any free writing prospectus with respect to any offering of debt securities registered hereunder, filed by us with the Securities and Exchange Commission, or SEC, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance, therefore, that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation:

•	deterioration in economic and business conditions;

•	future financial and operating performance of our major customers and industries served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	changes in the cost of raw materials and energy, and our inability to pass through such increases;

•	performance of acquired companies;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and increased government regulation of our operations or our products;

•	the occurrence of claims or litigation;

•	the occurrence of natural disasters;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political unrest or instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•

changes in interest rates, to the extent such rates (1) affect our ability to raise capital or increase our cost of funds, (2) have an impact on the overall performance of our pension fund investments and (3) increase our pension expense and funding obligations;

•	volatility and substantial uncertainties in the debt and equity markets; and

•	the other factors detailed from time to time in the reports we file with the SEC.

We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

ALBEMARLE CORPORATION

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection and food-safety and custom chemistry services. We are committed to global sustainability and are advancing responsible eco-practices and solutions in our three business segments. We believe that our commercial and geographic diversity, technical expertise, flexible, low-cost global manufacturing base, and experienced management team enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

We and our joint ventures currently operate 45 facilities, encompassing production, research and development facilities, and administrative and sales offices in North and South America, Europe, the Middle East and Asia. We serve approximately 3,000 customers in over 100 countries.

The Company was incorporated in Virginia in 1993. Our principal executive offices are located at 451 Florida Street, Baton Rouge, Louisiana 70801 and our telephone number is (225) 388-8011. We maintain a website at http://www.albemarle.com. Information on our website is not incorporated by reference herein.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC incorporated by reference in this prospectus (including future filings we make with the SEC that are also incorporated by reference), together with all of the other information contained in this prospectus or any applicable prospectus supplement. If any of the risks or uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the years and the period indicated:

	Year Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	3.6x	3.5x	6.2x	4.6x	5.8x	12.3x

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for net income attributable to non-controlling interests or equity in net income or losses of unconsolidated investments plus fixed charges, amortization of capitalized interest, less capitalized interest and net income attributable to non-controlling interests that have not incurred fixed charges. “Fixed charges” consist of interest expense (before capitalized interest), and a portion of rental expense (1/3) that we believe to be representative of interest. During the periods presented in the table above, no shares of preferred stock were outstanding.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment or refinancing of outstanding indebtedness, funding pension obligations or acquisitions. Specific information concerning the use of proceeds from the sale of any securities will be included in the applicable prospectus supplement relating to such securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. This section does not describe every aspect of the indentures or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus and the applicable prospectus supplement. A copy of the form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the indentures by reference.

The terms of the series described in the prospectus supplement relating to that series may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities we are offering.

We may issue as many distinct series of debt securities under either indenture as we wish without limitation as to aggregate principal amount under the terms of the relevant indenture. Neither indenture limits our ability to incur additional indebtedness. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences with the material terms summarized in this prospectus.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will be issued under the senior debt indenture. The senior debt indenture has been qualified under the Trust Indenture Act. The senior indenture is an exhibit to the registration statement of which this prospectus is a part.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. The subordinated debt securities will be issued under the subordinated debt indenture. The subordinated debt indenture is an exhibit to the registration statement of which this prospectus is a part. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

“Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities. In this “Description of Debt Securities” section, references to “Albemarle,” “the company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

The indentures are substantially identical, except for the covenants described below under “—Restrictive Covenants—Limitations on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions,” which are included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations, however, on the extent to which the trustee acts on your behalf as described below under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs;” and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, registering the transfer of your debt securities to a new holder and sending you notices.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms relating to a particular series of debt securities will be described in a prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe to the extent applicable, the following terms of the series:

•	the title of the series of debt securities;

•

whether it is a series of senior debt securities or a series of subordinated debt securities and if subordinated debt securities, the related subordination terms if different from those described under “—Subordination Provisions;”

•	any limit on the aggregate principal amount of the series of debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the Person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption, in whole or in part, at our option or the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•

if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•

if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities, if other than the currency of the United States;

•

if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	any addition or change to the restrictive covenants applicable to such series of debt securities;

•	whether the debt securities will be subject to defeasance as described under “—Defeasance” or otherwise;

•	any event of default under the series of debt securities if different from, or in addition to, those described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;”

•

if the series of debt securities will be initially issuable only in the form of a global security, as described under “Legal Ownership—Global Securities,” the depositary or its nominee with respect to the series of debt securities, if other than The Depository Trust Company, and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the depositary or its nominee;

•	the location where the security register will be maintained and the location of the paying agent;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other terms, additional covenants, or special features of the series of debt securities.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

A global security will be issued in denominations equal to the aggregate principal amount of outstanding debt securities represented by that global security. See “—Legal Ownership” below for additional information regarding global securities and the limitations on your rights as the beneficial owner of an interest in a global security.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless we state otherwise in the applicable prospectus supplement, that notice may state that (1) the redemption will be conditional upon the trustee or paying agent receiving sufficient funds to pay the principal, premium and interest on the debt securities subject to redemption on the date fixed for redemption and (2) if the trustee or the paying agent does not receive those funds, the redemption notice will not apply, and we will not be required to redeem the debt securities subject to redemption.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in a prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Unless the prospectus supplement states otherwise, we will pay principal, interest and any other money due on the debt securities at the office of the paying agent whom we will designate for this purpose. The paying agent will pay interest and any other money due on debt securities issued as global securities by wire transfer to the holder of those global securities. You must make arrangements to have your payments on debt securities that are not in global form picked up at, or wired from, that office; we may also choose to pay interest by mailing checks.

Unless the prospectus supplement states otherwise, an office or agency of the trustee in New York City will be designated as our sole paying agent for payments with respect to the debt securities of each series. We may also arrange for additional paying agents, and may change paying agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Subordination Provisions

Subordinated debt securities will be subject to contractual provisions in the subordinated debt indenture that may prohibit us from making payments on those securities under certain circumstances. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our Senior Indebtedness, as defined below, including all debt securities we issue under the senior debt indenture. However, payment from the cash or the proceeds of U.S. government notes or bonds held in any defeasance trust (as described below under “—Defeasance”) will not be subordinated to any senior indebtedness or subject to these restrictions.

Unless otherwise defined in a prospectus supplement for a series of subordinated debt securities, “Senior Indebtedness” includes all amounts payable by us under or in respect of all of our Indebtedness, as defined below, including the principal of, premium, if any, interest, penalties, fees and other charges or any other payment due pursuant thereto. Our obligations to satisfy the expenses and fees of the trustee under the subordinated debt indenture will constitute “Senior Indebtedness.”

Unless otherwise defined in a prospectus supplement for a series of subordinated debt securities, the following types of our Indebtedness will not rank senior to the subordinated debt securities:

•	Indebtedness we owe to one of our subsidiaries;

•	Indebtedness that, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•

Indebtedness incurred in the form of any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing these liabilities);

•

Indebtedness we owe to any trust, or a trustee of such trust, partnership other entity affiliated with us, that is a financing vehicle for us, and that is in connection with the issuance by the vehicle of equity securities; and

•	Indebtedness we may incur in violation of the subordinated debt indenture.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made (including any distribution of our or our subsidiaries’ property to purchase, retire or redeem subordinated debt securities) in respect of any subordinated debt securities in the following circumstances:

•

in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period until the payment default has been cured or waived or ceased to exist and any related acceleration has been rescinded or such senior indebtedness has been paid in full or

•

in the event that the trustee or we receive written notice that any event of default with respect to certain designated senior indebtedness has occurred and is continuing, permitting the holders of that designated senior indebtedness (or a trustee) to accelerate the maturity of that designated senior indebtedness, whether or not the maturity is in fact accelerated until, either (1) the event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded or such designated senior indebtedness has been paid in full or (2) the 179th day after the date the trustee or we received the notice referred to above.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to deliver that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(a) the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b) the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c) capitalized lease obligations of such Person;

(d) all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e) all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f) all payment obligations of such Person under swaps and other hedging arrangements;

(g) all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h) all obligations to satisfy the expenses and fees of the respective trustees under the indentures;

(i) all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of certain of the obligations described above; and

(j) guarantees of any of the foregoing.

Restrictive Covenants

General

We have made certain promises in each indenture called “covenants” where, among other things, we promise to maintain our corporate existence. In addition, in the senior debt indenture we have made the promises described in the two succeeding subsections. The subordinated debt indenture does not include these promises. Capitalized terms used in the following summary have the meanings specified in the senior debt indenture, unless otherwise defined below.

Limitation on Liens and Other Encumbrances

We have agreed that neither we nor any Restricted Subsidiary (as defined below) will incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the debt securities equally and ratably with all other Indebtedness secured by the Lien. This covenant has exceptions, which permit:

(1) Liens existing on the date of the senior debt indenture;

(2) Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3) Liens existing on any Principal Property at the time of its acquisition by us or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4) Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5) Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6) Liens in favor of us or any of our Restricted Subsidiaries;

(7) Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(8) Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by us or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9) Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which we or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which we or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10) Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against us or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which we or any Restricted Subsidiary is a party;

(11) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12) Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of our or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in our opinion; and

(13) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing, we and any one or more of our Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions if at the time of incurrence (the “Incurrence Time”), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•

all of our other Indebtedness and the Indebtedness of our Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the foregoing restrictions), plus

•

the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted as described under “—Restrictions on Sale and Leaseback Transactions” below entered into after the date of the senior debt indenture and in existence at the Incurrence Time, less

•	the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as described under “—Restrictions on Sale and Leaseback Transactions” below,

does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by us. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting the following:

(a) applicable reserves and other properly deductible items;

(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c) all current liabilities, as reflected in our latest consolidated balance sheet contained in our most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Exchange Act prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Lien” means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.

“Principal Property” means all real and tangible personal property owned or leased by the Company or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of our board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by Albemarle and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any of our subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.

“Sale and Leaseback Transaction” means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not the Company or an affiliate of the Company) or to which any such lender or investor is a party that provides for the lease by us or one of our Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by us or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

Restrictions on Sale and Leaseback Transactions

We have agreed not to, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) we or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the debt securities of each series then outstanding, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under the provisions described in clauses (2) through (13) under the caption “—Limitation on Liens and Other Encumbrances” above; or

(2) we, within 180 days after the sale or transfer, apply to the retirement of our Funded Debt an amount equal to the greater of:

(a) the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.

Notwithstanding the foregoing, we and our Restricted Subsidiaries, or any of us, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth above, if either:

(1) such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(2) at the time of and giving effect to the transaction, the amount equal to the sum of:

•	the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph, plus

•	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of “—Limitation on Liens and Other Encumbrances”

does not at the time exceed 15% of our Consolidated Net Tangible Assets.

“Funded Debt” means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Except for the limitations on Liens and other encumbrances and Sale and Leaseback Transactions described above, each of which is only applicable to senior debt securities, and except as otherwise provided in a prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving the Company.

Consolidation, Merger and Sale of Assets

We are generally permitted to consolidate or merge with another company. We are also permitted to sell or lease all or substantially all of our properties and assets to another company. However, we may not take any of these actions unless:

•

where we merge out of existence or sell or lease all or substantially all our assets, the other company must be a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law, and it must expressly assume all our obligations under the applicable indenture and the debt securities;

•	immediately after giving effect to the merger, sale of assets or other transaction, no default or event of default exists;

•

if, as a result of such consolidation or merger, or such sale or lease of assets, our or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then we and such Restricted Subsidiary must comply with the covenants in the senior debt indenture regarding Liens described above in “—Restrictive Covenants—Limitation on Liens and Other Encumbrances”; and

•	certain other conditions are satisfied.

For the purposes of this provision, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

In connection with a merger, consolidation or sale of assets, some of our property may become subject to a mortgage, lien, pledge, charge, security interest or other encumbrance giving lenders preferential rights in that property over other lenders, including the holders of the senior debt securities, or over our general creditors if we fail to repay them. We have promised in the senior debt indenture to limit these preferential rights, called Liens, as discussed under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances.” The subordinated debt indenture will not include a corresponding restriction. If a merger, consolidation or sale of assets would create any Liens on any of our assets covered by the restrictive covenant, we must comply with that restrictive covenant. We would do this either by deciding that the Liens were permitted by the restrictive covenant, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same assets to the holders of the senior debt securities.

The senior debt indenture’s and the subordinated debt indenture’s provisions regarding our consolidation, merger and sale or lease of assets, as described above, include a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the foregoing provisions in the case of a sale of such assets or properties may be uncertain.

Modification and Waiver

There are three types of changes we can make to either indenture and the debt securities issued under that indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a debt security;

•	reduce any other amounts due on a debt security;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to institute suit to enforce any payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into other securities;

•	amend the subordination provisions of the subordinated debt indenture or add subordination provisions to the senior debt indenture;

•	reduce the percentage in aggregate principal amount of debt securities of any series whose consent is needed to modify or amend the applicable indenture or any supplement thereto;

•

reduce the percentage in principal amount of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or any supplement thereto or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture or any supplement thereto, except to increase any applicable percentage of holders of debt securities required for modification or provide that provisions may not be modified except with the consent of each affected holder.

Changes Requiring a Majority Vote. The second type of change to a particular indenture or any supplement thereto and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of all series affected by the change, each series voting together as a single class. Most other changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring any approval.

We would need a vote by holders of senior debt securities owning a majority of the principal amount of all series affected by the waiver, each series voting together as a single class, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions.” We also need holders of senior debt securities or subordinated debt securities owning a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described below under “—Default and Related Matters—Events of Default—What is an Event of Default?”

Each indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the applicable indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in a prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of a specified date.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if they have been fully defeased, as described under “Defeasance—Legal Defeasance.” Debt securities owned by us or any of our affiliates will also not be considered outstanding or eligible to vote.

If we determine to set a record date, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee sets a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by Persons who are holders of outstanding securities of that series on the record date and the action voted upon must be effective within 90 days following the record date.

Indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities or request a waiver.

Defeasance

The following discussion of legal defeasance and covenant defeasance provisions will be applicable to your series of debt securities only if the applicable prospectus supplement states that they will apply to that series.

Legal Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations, with certain limited exceptions, on any series of debt securities, called legal defeasance, if we put in place the following arrangements for you to be repaid:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel that is based on and confirms the tax law change described below;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the seventh bullet point under “Default and Related Matters—Events of Default—What is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions described above under “—Subordination Provisions,” would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

There must be a change in current federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption.

In the event of legal defeasance, you would have to rely solely on the trust holding the deposited cash and/or U.S. government notes or bonds for repayment of the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, we can make the same type of deposit described above under “—Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the seventh bullet point under “Default and Related Matters—Events of Default—What is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions;

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions described above under “—Subordination Provisions,” would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises previously described under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions;”

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions as described under “—Restrictive Covenants—Consolidation, Merger and Sale of Assets;”

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;” and

•	any other covenants applicable to the series of debt securities and described in the prospectus supplement.

In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to any series of debt securities, any of the following:

•	we do not pay the principal of or any premium on a debt security of that series on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, within 30 days of its due date, if we agree to maintain any such sinking fund;

•	we fail to comply with the conditions described above under “—Consolidation, Merger and Sale of Assets;”

•

we fail to perform or remain in breach of any covenant contained in the applicable indenture for the benefit of the debt securities of that series or any other term of the applicable indenture for 60 days after we receive a written notice of default stating we are in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series;

•

we or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), other than indebtedness owed to us or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the applicable indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”); or

(b) results in the acceleration of such indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $40 million or more;

•	we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

“Significant Subsidiary” means any of our subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.” If an event of default has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If, however, we or any Significant Subsidiary files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, all of the debt securities of the affected series shall become immediately due and payable without any declaration of acceleration of maturity or any other action on the part of the trustee or the holders of the debt securities of the affected series. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences if all events of default in respect of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture and certain other conditions are met. See “—Modification and Waiver.”

Reference is made to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee protection satisfactory to the trustee from expenses and liability, called an indemnity. If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series of debt securities if the trustee in good faith considers it to be in the interest of holders to do so.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of at least 25% in aggregate principal amount of all outstanding debt securities of the relevant series must make written request that the trustee take action because of the event of default, and must offer satisfactory indemnity to the trustee against the cost, expenses and liabilities of taking that action;

•

the trustee must have not received during the 60-day period referred to below from holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default or event of default and its status.

Notices

We and the trustee will send notices regarding the debt securities only to holders at their addresses as listed in the records of the security registrar.

Governing Law

The indentures and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Legal Ownership

Global Securities

What Is a Global Security? A global security is a special type of indirectly held security, as described below under “—Indirect Holders.”

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any Person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will initially be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that generally:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•

you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Indirect Holders;”

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•

the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Exchanged For Physical Certificates. In a few special situations described below, interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of direct and indirect holders in the debt securities are described below under “—Direct Holders” and “—Indirect Holders.”

The special situations when a global security may be exchanged for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and no successor depositary has been appointed within 90 days after this notice;

•

when we notify the trustee that we wish to exchange physical certificates for the global security, provided that we understand that under current industry practices, The Depository Trust Company would notify its participants of this determination, but would only withdraw beneficial interests from a global security at the request of participants; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed above under “—Default and Related Matters.”

The prospectus supplement may also list additional situations when a global security may be exchanged for physical certificates that would apply only to the particular series of debt securities covered by that prospectus supplement. When physical certificates are to be exchanged for a global security, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders of the physical certificates.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to Persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted below, we do not have obligations to you if you hold through indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will not be recognized by us as legal holders of debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the debt securities does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144A of the Securities Act rather than pursuant to this prospectus.

The applicable prospectus supplement will set forth the terms of the offering of the debt securities of such series, including the name or names of any underwriters, the purchase price and the proceeds we receive from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and other specific terms of the particular offering. Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell debt securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of such contracts.

In connection with the sale of the debt securities, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled under agreements entered into with us and/or our subsidiaries to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, and/or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters to whom we sell debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

In connection with the distribution of the debt securities or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell debt securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our debt securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, Stamford, Connecticut.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

    % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

UBS Investment Bank

December     , 2010